FOR IMMEDIATE RELEASE

FNBH BANCORP, INC. ELECTS JOHN PFEFFER
TO ITS BOARD OF DIRECTORS

Howell, Michigan, February 15, 2007 — FNBH Bancorp, Inc.in Howell, Michigan and its wholly owned subsidiary, First National Bank, recently elected John Pfeffer to the FNBH Bancorp and First National Bank board of directors. The announcement was made by FNBH Bancorp and First National Bank President/CEO, Barbara Draper.

Mr. Pfeffer, a resident of Green Oak Township, is President and Partner of Pfeffer, Hanniford and Palka CPAs, PC, located in Brighton. He is the original founder of the firm and has served in his position for 25 years. He has served on various civic and charitable boards and currently is a member of the Brighton Chamber of Commerce, the Brighton Lion’s Club and The Livingston Home Builder’s Association. He is also a member of the Michigan Association of CPAs and the American Institute of CPAs.

First National Bank, a financial services company headquartered in Howell, Michigan, is a full-service bank offering retail and commercial services, and investment management. First National Bank, with assets over $473 million, has been the community bank for Livingston County for over 100 years and has nine branches throughout the county. The Company’s stock is traded on the NASDAQ Bulletin Board under the symbol FNHM. Purchases can be made by calling Howe Barnes Hoefer & Arnett at 1-800-800-469l, Monroe Securities, Inc. at 312-327-2535, Stifel, Nicolaus & Co., Inc. at 1-800-676-0477, or Hill, Thompson, Magid, & Co., Inc. at 866-291-6316.

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